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                                             Contact:    William L. Cohen
                                                         Chairman, President and
                                                         Chief Executive Officer
                                                         (212) 244-0700


FOR IMMEDIATE RELEASE
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     NEW  YORK,  NEW  YORK,  February  5,  1997 -  ANDOVER  TOGS,  INC.  and its
subsidiaries announced today that they have filed a Joint Plan of Reorganization and a proposed Disclosure Statement relating to the Plan. The Plan is supported by Andover's Official Committee of Unsecured Creditors which has recommended that holders of general unsecured claims vote to accept the Plan.

     Under the Plan, the Company will pay 100% of the principal amount of allowed general unsecured claims over a five year period, with interest. The Plan is subject to the approval of the Bankruptcy Court and a vote by the Company's creditors. In addition, a condition of the Plan is that the Company must resolve unsecured claims so that they do not exceed $5.5 million in the aggregate.

     A hearing has been scheduled by the Bankruptcy Court for February 27, 1997 to consider the adequacy of the Disclosure Statement. Andover anticipates that a hearing to confirm the Plan will be held in April 1997.

     Andover Togs, Inc. designs, manufactures and distributes children's wear. It filed a petition under Chapter 11 of the Federal Bankruptcy Code in March 1996.


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